Exhibit (a)(25)

AB CAP FUND, INC.

ARTICLES SUPPLEMENTARY

AB Cap Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (hereinafter called the “Corporation”), certifies that:

FIRST:	In connection with and in furtherance of the liquidation of AB All Market Growth Portfolio and AB Market Neutral Strategy — U.S., each separate series of stock of the Corporation (the “Liquidating Series”), the Corporation hereby supplements its Articles of Incorporation, as amended and supplemented and currently in effect (the “Charter”), to include the following:
A.	As of the Effective Date (as defined below), each unissued share of the Liquidating Series, par value $0.0001 per share, is hereby reclassified into, and shall become, one unissued, unclassified share of capital stock of the Corporation.
B.	Upon the reclassification of all unissued shares of the Liquidating Series to unissued, unclassified shares of capital stock of the Corporation, such shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of unclassified shares of capital stock as set forth in the Charter.
SECOND:	The shares aforesaid have been duly classified by the Board of Directors under the authority contained in the Charter.
THIRD:	These Articles Supplementary do not increase the authorized capital stock of the Corporation.
FOURTH:	These Articles Supplementary will be effective on April 5, 2017 (the “Effective Date”), as permitted by Section 2-610.1 of the Maryland General Corporation Law.

IN WITNESS WHEREOF, AB Cap Fund, Inc. has caused these Articles Supplementary to be executed in its name and on its behalf by Robert M. Keith, President of the Corporation, and attested by Stephen J. Laffey, the Assistant Secretary of the Corporation, this 5th day of April, 2017. The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects, and that this statement is made under penalties for perjury.

AB CAP FUND, INC.

By:	/s/ Robert M. Keith
Robert M. Keith
President

ATTEST:

/s/ Stephen J. Laffey
Stephen J. Laffey
Assistant Secretary